Exhibit 99

NEWS RELEASE for May 1, 2007

OPTIONABLE REPORTS RESULTS FOR FIRST QUARTER 2007

REVENUE AND NET INCOME UP 307 PERCENT AND 276 PERCENT, RESPECTIVELY

Valhalla, NY (May 1, 2007) … Optionable, Inc. (OTCBB: OPBL), a leading provider of natural gas and other energy derivatives brokerage services, announced today results for its first quarter ended March 31, 2007. The Company said that revenues increased 307 percent for the first quarter compared to the prior-year period, and net income increased 276 percent for the first quarter as compared to the prior-year period.

Kevin Cassidy, CEO said that the first quarter of 2007 was very active for the Company as it continued to diversify product offerings, add more depth of services, and solidify strategic alliances.

Revenues for the first quarter ended March 31, 2007, were $9.1 million, with net income of $3.1 million, or $0.06 per diluted share, up from $2.2 million in revenue, and net income of $825,000, or $0.02 per diluted share, for the first quarter of 2006. Operating margin increased to 56 percent for this year’s first quarter, up from 37 percent for the first quarter of 2006. The weighted average number of diluted common shares used in the computations was 53,996,818 and 52,609,414 for the first quarter of 2007 and of 2006, respectively.

The fair value of warrants, options, and shares included in the Company’s expenses amounted to $718,000 and $1,000 during the three-month periods ended March 31, 2007 and 2006, respectively.

Recently, the Company announced the availability of seven new swap contracts on its OPEX platform as well as being the first company to offer NYMEX Light Sweet Crude Oil Options electronically.

Cassidy said, “We continue to add to and diversify our products line to meet the needs of our clients by offering an increased variety of energy contracts. We are particularly proud to be the first company to offer NYMEX Light Sweet Crude Oil options through an electronic platform. Crude oil is the world's most actively traded commodity, and the NYMEX Division light, sweet crude oil futures contract is the world's most liquid forum for crude oil trading, as well as the world's largest-volume futures contract trading on a physical commodity.”

Cassidy also said that most recently the Company added American-style options on OPEX. Natural gas (ON), RBOB gasoline (OB), and heating oil (OH), will be available to trade on OPEX in early May, and Dubai Crude Oil Calendar Swap Futures (Platts) (DC), began trading the last week of April.

In March, the Company increased its depth of services by the acquisition of the operations of privately held NY-based HQ Trading, one of the oldest independently-owned crude oil derivatives brokerage firms operating on the NYMEX floor. HQ Trading specializes in brokering crude oil options both on the over-the counter market as well as on the NYMEX floor. HQ Trading client list includes hedge funds, oil refineries, transportation, trading companies, financial institutions, and wealthy individuals.

Cassidy said, “This was a very important acquisition for the Company. The HQ Trading team is extremely well-respected in the industry and is a good fit within Optionable. It broadens our client base as well as providing us a critical mass entry in the crude oil options market.”

Recently, the Company finalized and broadened its strategic relationship with NYMEX and announced that three of its founding stockholders completed and signed definitive agreements with NYMEX Holdings, Inc. pursuant to which NYMEX has acquired 19 percent of Optionable.

Cassidy said, “This is a major strategic step for the Company. NYMEX is the world’s largest exchange for the trading of energy futures and options contracts. Our relationship with NYMEX will be an important step in the continued growth of Optionable. It furthers our credibility in the marketplace, expands our client base, and provides us with outstanding marketing and technical resources.”

In addition to the 19 percent stake in Optionable acquired by NYMEX from the founders, the Company has issued a warrant to NYMEX that would permit NYMEX to increase its stake in the Company to 40 percent. The warrant is exercisable for 18 months at an exercise price of $4.30 per share. The agreements also provide for certain marketing and technology initiatives between the Company and NYMEX.

Looking ahead Cassidy said that the Company will continue to explore and evaluate possible relationships with other OTC and floor brokerage companies or the additional hiring of energy brokers in an effort to continue to grow the Company. Cassidy also noted that the Company will consider possible future acquisition targets if appropriate.

Cassidy concluded, “If we find opportunities that are synergistic or accretive, then we will carefully evaluate them and determine what is in the best interests of the Company and its shareholders at that time.”

As of March 31, 2007, the Company had cash and cash equivalents of $11.5 million.

Webcast of Earnings Conference Call

Optionable Inc’s management will host a conference call on Tuesday, May 1, 2007, at 5:00 pm Eastern time, to review its first quarter 2007 results. This call will be broadcast live over the Internet simultaneously and may be accessed at www.optionable.com or www.vcall.com. Web participants are encouraged to go to either website at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The online archive will be available shortly after the conclusion of the call and continue for 30 days.

About Optionable

Optionable, Inc. is a leading provider of natural gas and other energy derivatives trading and brokerage services, headquartered in Valhalla, NY. The company provides its services to brokerage firms, financial institutions, energy traders and hedge funds nationwide. In addition to the traditional voice brokerage business, Optionable developed an automated derivatives trading platform. OPEX® is a real-time electronic trade matching and brokerage system designed to improve liquidity and transparency in the energy derivatives market. For more information about Optionable and OPEX please visit www.optionable.com.

Safe Harbor Statement

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with market acceptance of OPEX, our ability to retain key employees, reliance of strategic relationships, intense and increasing competition, concentration of services revenues related to natural gas derivatives, increased governmental regulations as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. Optionable assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

OPEX is a servicemark of Optionable, Inc.

Contact Information:

Rudy Barrio (investors)
Allen & Caron Inc
Tel: 212 691 8087
Email: r.barrio@allencaron.com

or

Brian Kennedy (media)
Allen & Caron Inc
Tel: 212 691 8087
Email: brian@allencaron.com

-TABLES FOLLOW-

OPTIONABLE INC
RESULTS OF OPERATIONS
(Unaudited)

	For the three-month period ended
	March 31,
	2007	2006
Net revenues	$9,099,348	$2,233,996
Cost of revenues	3,004,622	847,768
Gross profit	6,094,726	1,386,228
Total operating expenses	980,856	279,207
Operating income	5,113,870	1,107,021
Other (expense)/income, net	22,165	(282,112)
Net income before income tax	5,136,035	824,909

Income tax	(2,032,974)	-
Net income	$3,103,061	$824,909

Basic earnings per common share	$0.06	$0.02
Diluted earnings per common share	$0.06	$0.02

Basic weighted average common shares outstanding	52,023,047	51,406,431
Diluted weighted average common shares outstanding	53,996,818	52,609,414

OPTIONABLE INC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

ASSETS	March 31,	December 31,
Current Assets:	2007	2006
Cash	$11,591,680	$7,913,393
Accounts receivable, net	1,981,176	2,283,143
Other receivables	2,397,470	1,796,132
Other current assets	38,499	64,162
Total current assets	16,008,825	12,056,830
Other assets	2,749,078	227,401
Total assets	$18,757,903	$12,284,231

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$5,251,330	$3,539,124
Due to related parties	1,936,606	1,855,210
Total liabilities	7,187,936	5,394,334
Stockholders' Equity:	11,569,967	6,889,897
Total liabilities and stockholders’ equity	$18,757,903	$12,284,231

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